Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-196006) pertaining to the 2011 Share Incentive Plan and 2013 Share Incentive Plan of Autohome Inc. of our reports dated March 17, 2016, with respect to the consolidated financial statements of Autohome Inc., and the effectiveness of internal control over financial reporting of Autohome Inc. included in its Annual Report (Form 20-F) for the year ended December 31, 2016.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

April 25, 2017